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                         LETTERHEAD OF CUMMINGS & LOCKWOOD

                                   July 2, 1997


Micro Bio-Medics, Inc.
846 Pelham Parkway
Pelham Manor, New York 10803

Ladies and Gentlemen:

         You have requested our opinion as to certain federal income tax consequences to Micro Bio-Medics, Inc., a New York corporation ("Micro"), Henry Schein, Inc., a Delaware corporation ("Schein"), and the shareholders of Micro, resulting from the consummation of the merger (the "Merger") of HSI Acquisition Corp., a New York corporation and a wholly-owned subsidiary of Schein (the "Sub"), with and into Micro pursuant to the Agreement and Plan of Merger dated as of March 7, 1997, as revised (the "Merger Agreement"), among Micro, Schein and the Sub.

         Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

         Pursuant to the Merger Agreement, (i) the Sub will be merged with and into Micro, (ii) all shares of Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into shares of common stock, par value $.03 per share, of Micro, the surviving corporation, (iii) each share of Company Common Stock (hereinafter referred to as "Micro Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Micro Common Stock (a) held in the treasury of Micro, or (b) which are Dissenting Shares) will be converted into the right to receive 0.62 shares of Parent Common Stock (hereinafter referred to as "Schein Common Stock") and (iv) the shareholders of Micro will receive cash in lieu of fractional interests in the Schein Common Stock to which they would otherwise be entitled.

         Such description of the transaction set forth above, and our opinion as stated herein, are based upon and subject to (i) the Merger and related transactions being effected in the manner described in the Form of Proxy Statement / Prospectus forming a part of

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Micro Bio-Medics, Inc.               -2-                           July 2, 1997

Schein's Registration Statement on Form S-4 dated July 2, 1997 (the "Proxy Statement / Prospectus") and in accordance with the provisions of the Merger Agreement, (ii) the accuracy of the representations made to us by Schein and the Sub and Micro in their respective officer's certificates dated June 30, 1997 and June 27, 1997 and delivered to us for purposes of this opinion (the "Officer's Certificates"), which representations shall, by the terms of such Officer's Certificates, be true and correct at all times through the Effective Time of the Merger, (iii) the accuracy of the representations made to us by Bruce J. Haber, the owner of five percent (5%) or more of the Micro Common Stock in his Certificate dated as of June 26, 1997, which representations shall, be true and correct at all times through the Effective Time of the Merger, (iv) the accuracy of the representations and compliance with the covenants contained in the Merger Agreement made by the respective parties thereto, insofar as they relate to or affect the tax treatment of the transactions contemplated in the Merger Agreement, which representations and/or covenants shall be satisfied and/or true and correct, as the case may be, at all times through and/or after the Effective Time of the Merger, (v) the accuracy of the statements set forth in the Proxy Statement / Prospectus as to the purposes of the parties for consummating the Merger, (vi) the aggregate of (A) Dissenting shares for which cash is paid and (B) shares of Micro Common Stock for which cash is paid in lieu of fractional shares will not exceed twenty percent (20%) of the shares of Micro Common Stock outstanding immediately prior to the Merger, no holder of Micro Common Stock (other than holders of Dissenting shares for which cash is paid and holders of shares of Micro Common Stock for which cash is paid in lieu of fractional shares) will receive for such stock any consideration other than Schein Common Stock and the holders of Micro Common Stock will receive and retain a meaningful continuing equity ownership in Micro that is sufficient to satisfy the continuity of interest requirement as specified in Treasury Regulation
Section 1.368-1(b) and as interpreted in certain Internal Revenue Service rulings and federal judicial decisions, (vii) Schein will acquire and retain control of Micro within the meaning of Section 368(c) of the Code, (viii) after the Merger, Micro will hold "substantially all" of its properties and the properties of the Sub within the meaning of Section 368(a)(2)(E) of the Code and the regulations promulgated thereunder, and (ix) none of the compensation to be received by any holder of Micro Common Stock who is an employee of Micro pursuant to any employment agreement or any covenants not to compete or other arrangement will be separate consideration for any of such holder's shares of Micro Common Stock.

         In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant as of the date of this opinion, and any subsequent change therein may adversely affect the conclusions reached in this opinion and such opinion may not then be relied upon.

         Based on our examination of the foregoing items and subject to the limitations set forth herein, we are of the opinion that for federal income tax purposes:

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Micro Bio-Medics, Inc.               -3-                           July 2, 1997

         1. The Merger of Sub with and into Micro, with Micro surviving, will qualify as a reorganization under Section 368(a) of the Code. Micro, Schein and Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

         2. Pursuant to Section 354 of the Code, no gain or loss will be recognized by a shareholder of Micro upon the exchange of their Micro Common Stock for the right to receive Schein Common Stock and the exercise of such right by a shareholder of Micro.

         3. Cash received by a shareholder of Micro in lieu of a fractional share of Schein Common Stock will be treated as if the fractional shares were received in exchange of such fractional shares pursuant to Section 302(a) of the Code, and not as a dividend under Section 301 of the Code. Any gain or loss recognized as a result of the receipt of such cash will be capital gain or loss under Section 1222 of the Code, if such stock was held as a capital asset at the time of the exchange, equal to the difference between the cash received and the shareholder's basis in the Micro Common Stock for which such fractional share interest is received.

         4. Pursuant to Section 358 of the Code, the aggregate tax basis of the Schein Common Stock received by a shareholder of Micro in the exchange (including any fractional shares which the Micro shareholder otherwise might be entitled to receive) will be the same as the basis of the Micro Common Stock exchanged therefor.

         5. Pursuant to Section 1223(1) of the Code, the holding period of the Schein Common Stock to be received by a Micro shareholder will include the holding period of the Micro shares surrendered by the shareholder in the exchange, provided the Micro Common was held as a capital asset on the date of the exchange.

         6. Pursuant to Sections 368 and 361 of the Code, Micro will recognize no gain or loss as a result of the Merger.

         This opinion is rendered solely with respect to certain United States federal income tax consequences of the Merger under the Code as specifically set forth herein, and does not extend to the income or other potential tax consequences of the Merger under the laws of any State or any political subdivision of any State or any other jurisdiction nor does it extend to any tax effects or consequences of the Merger to Schein, Sub or Micro other than those expressly stated in this opinion. Furthermore, no opinion is expressed as to the United States federal or state tax treatment of the transaction under any other provisions of the Code and regulations, or about the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that is not specifically covered by this opinion. In addition, this opinion may not be relied upon except with respect to the consequences specifically discussed herein. This opinion is being furnished only to Micro and the shareholders of Micro in connection with the Merger in accordance with Section 8.1(j) of

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Micro Bio-Medics, Inc.               -4-                           July 2, 1997

the Merger Agreement and solely for their benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our prior express written consent except that this opinion may be included as an exhibit to Schein's Registration Statement on Form S-4 dated July 2, 1997. Additionally we hereby consent to the references to our Firm in the Proxy Statement/Prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.


                                       Very truly yours,

                                       CUMMINGS & LOCKWOOD



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